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                                                                    EXHIBIT 12.1


                    FRONTIER OIL CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                           Six Months
                                                          Ending June 30,                    Year Ended December 31,
                                                        -------------------    ----------------------------------------------------
                                                          2004       2003        2003       2002       2001       2000       1999
                                                            (Unaudited)
EARNINGS AVAILABLE FOR FIXED CHARGES
Income from continuing operations before income taxes   $ 74,305   $ (7,202)   $  6,188   $  2,088   $135,726   $ 39,281   $(15,196)
Add: Fixed Charges (excluding capitalized interest)       13,368     16,043      31,755     31,380     35,113     38,438     12,381
                                                        --------   --------    --------   --------   --------   --------   --------

Adjusted Earnings                                       $ 87,673   $  8,841    $ 37,943   $ 33,468   $170,839   $ 77,719   $ (2,815)
                                                        ========   ========    ========   ========   ========   ========   ========

FIXED CHARGES
Interest Expense (a)                                    $ 11,805   $ 14,384    $ 29,332   $ 27,955   $ 31,146   $ 34,738   $ 11,481
Interest component of leases (b)                           1,563      1,884       3,009      3,767      3,967      3,700        900
                                                        --------   --------    --------   --------   --------   --------   --------

Fixed Charges                                           $ 13,368   $ 16,268    $ 32,341   $ 31,722   $ 35,113   $ 38,438   $ 12,381
                                                        ========   ========    ========   ========   ========   ========   ========

Ratio of Earnings/Fixed Charges                              6.6         --         1.2        1.1        4.9        2.0         --

Coverage Deficiency (c)                                            $  7,427                                                $ 15,196


(a) Interest expense includes both expensed and capitalized as well as amortization of discount on 11 3/4% bond and amortization of deferred finance costs.

(b) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.

(c) The earnings for the six months ended June 30, 2003 and year ended December 31, 1999 were inadequate to cover fixed charges.